EXHIBIT 99.1

ADT Appoints Sigal Zarmi To the Company’s Board of Directors

BOCA RATON, Fla. (April 5, 2021) – ADT Inc. (NYSE: ADT) a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today announced the appointment of Sigal Zarmi to the company’s board of directors as an additional independent director.

“We are pleased to welcome Sigal to our board of directors,” said Marc Becker, ADT chairman of the board. “Her extensive experience in technology and transformation will be a tremendous asset to our board and the company as ADT enters its next growth phase and creates smarter security solutions to actively protect people in ways that haven’t even been imagined.”

“I am thrilled to be joining the board of ADT,” Zarmi said. “It is an exciting time for ADT as it introduces truly innovative cloud, AI and ML solutions to the smart home security industry.”

Zarmi, 57, is managing director, international chief information officer and the global head of transformation at Morgan Stanley. In that capacity, Zarmi is charged with setting the vision, strategy and execution for driving an agile culture, innovation and digital transformation in cyber, data and technology across Morgan Stanley. As international CIO, she manages a diverse global technology footprint outside the U.S., optimizing the organization, platforms, systems and processes for a complex global bank. She also sits on the bank’s EMEA operating committee.

Prior to Morgan Stanley, she was a partner at PwC where she led a global digital transformation while serving as vice chairman, global and U.S. CIO, and was instrumental in designing and implementing new innovative technologies. Zarmi served on the board of Alfresco Inc., a leading digital business platform company, and as an advisory board member to each of Nutanix, a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, and Nuvo Cares, an emerging leader in maternal-fetal health through new technology, tools and practices. Zarmi also serves with the non-profit organizations Society of Information Management as a board member and as an advisory board member with Ability Beyond and is an advocate for women in technology by providing mentorship to aspiring entrepreneurs and technologists.

About ADT Inc.

ADT is the most trusted brand in smart home and business security. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we connect and protect what matters most to our customers at home, work and on the go. For more information, visit www.adt.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain information that may constitute “forward-looking statements” and therefore is subject to risks and uncertainties.  All statements contained in this press release that are not clearly historical in nature are forward looking.  Forward-looking information involves risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements, including without limitation, the risks and uncertainties disclosed or referenced in ADT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media and Investor Contacts:

Media

Paul Wiseman

paulwiseman@adt.com

561-356-6388

Investors

Derek Fiebig

derekfiebig@adt.com

561-226-2892